                                                                    EXHIBIT 11.0

PRECISION AEROTECH, INC.


Schedule of Computation of Net Earnings Per Share

Years Ended April 30, 1995, 1994 and 1993
  (In Thousands Except Per Share Data)

                                                        1995      1994        1993
                                                      -------   --------    --------

Income (loss) from continuing operations              $    63   $ (4,085)   $(18,118)

Undeclared cumulative preferred dividends                   -          -         242
                                                      -------   --------    --------
Income (loss) from operations attributable to
  common shareholders                                 $    63   $ (4,085)   $(18,360)

Gain (loss) from discontinued operations                    -        175         (75)
Gain on debt restructuring                                  -     23,669           -
                                                      -------   --------    --------
  Income (loss) attributable to common shareholder    $    63   $ 19,759    $(18,435)
                                                      =======   ========    ========

Earnings per share: (1)

Income (loss) from continuing operations              $   .08   $(106.33)   $(532.44)
Gain (loss) from discontinued operations                    -       4.56       (2.17)
Gain on debt restructuring                                  -     616.05           -
                                                      -------   --------    --------
  Net income (loss)                                   $   .08   $ 514.28    $(534.61)
                                                      =======   ========    ========

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING         789,250     38,419      34,483
                                                      =======   ========    ========

(1) Restated to reflect the effects of the Registrant's 1 for 100 reverse stock split effective April 28, 1994.